UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report
(Date of earliest event reported): July 14, 2008

OCWEN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	1-13219	65-0039856

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1661 Worthington Road, Suite 100, West Palm Beach, Florida	33409

(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (561) 682-8000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2008, the Compensation Committee of Ocwen’s Board of Directors approved an equity incentive program pursuant to which 8 members of the company’s senior management team were granted options to purchase a total of 6,840,000 shares of Ocwen’s common stock under the 2007 Equity Incentive Plan. Included as grant recipients were the following executive officers:

Name	Title	# of Options Granted

William C. Erbey	Chairman and Chief Executive Officer	2,400,000
Ronald M. Faris	President, Ocwen Asset Management segment	1,240,000
William B. Shepro	President, Ocwen Solutions segment	825,000
David J. Gunter	Executive Vice President and Chief Financial Officer	620,000
Paul A. Koches	Executive Vice President and General Counsel	620,000

The options have an exercise price of $8.00 per share, which is approximately 40% higher than the closing price of the company’s stock on the day of the Committee’s approval. The vesting schedule for the options has a time-based component, in which 25% of the options vest in equal increments over four years, and a performance-based component, in which up to 75% of the options could vest in equal increments over four years commencing upon the achievement of certain performance criteria related to the company’s annualized rate of return and stock price. Two-thirds of the performance-based options would begin to vest over four years if the stock price realizes a compounded annual gain of at least 20% over the exercise price, so long as the stock price is at least double the exercise price. The remaining third of the performance-based options would begin to vest over four years if the stock price realizes a 25% gain, so long as it is at least triple the exercise price.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OCWEN FINANCIAL CORPORATION

(Registrant)

By:	/s/ Kevin J. Wilcox

Kevin J. Wilcox,
Executive Vice President and Chief Administration Officer

Date: July 16, 2008